Exhibit 23.2

Tel.: +55 21 2210 5166 Fax: + 55 21 2224 5285 www.bdo.com.br	Rua Buenos Aires, 48 4º andar—Centro Rio de Janeiro/RJ 20070-022

Consent of Independent Registered Public Accounting Firm

To Board of Directors

Oi S.A. – Under Judicial Reorganization

Rio de Janeiro, Rio de Janeiro, Brazil

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated April 26, 2019, relating to the consolidated financial statements and internal control over financial reporting appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Our report dated April 26, 2019 contains as explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net accumulated deficit and has recently emerged from judicial reorganization. These events and conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO RCS Auditores Independentes SS

BDO RCS Auditores Independentes SS
Rio de Janeiro, Brazil
May 1st, 2019